For Release:	June 8, 2009
Contacts:	Media

Charles F. Barr

General Counsel

(610) 538-2520

cbarr@uaigroupinc.com

UNITED AMERICA INDEMNITY APPOINTS MATTHEW B. SCOTT AS
PRESIDENT OF PENN-AMERICA GROUP

George Town, Grand Cayman, Cayman Islands, June 8, 2009 – United America Indemnity, Ltd. (Nasdaq: INDM) (“UAI”) today announced the appointment of Matthew B. Scott as President of Penn-America Group, one of three operating subsidiaries of UAI. The appointment is effective today and follows the resignation of Scott McDowell as President of Penn-America Group. Mr. Scott will report directly to Larry A. Frakes, President and Chief Executive Officer of UAI and its wholly owned subsidiary, United America Indemnity Group, Inc.

“Penn-America Group will benefit from Matt’s broad property and casualty insurance knowledge and experience, which has been honed as both an agency and company executive. Matt will build upon his substantial industry relationships and those previously forged by the Penn-America team,” said Mr. Frakes. “During his tenure with the organization, Matt’s dynamic approach in building Diamond State Group’s Casualty Brokerage Unit has been focused on solid fundamentals coupled with an energetic partnership with the producers. Because of the synergies between Penn-America Group and Diamond State Group, Matt’s transition to Penn-America Group will be smooth.”

Mr. Scott joined UAI in October 2007 as Vice President, Business Development of Diamond State Group and was promoted to Senior Vice President of Casualty Brokerage of Diamond State Group in April 2008. Prior to joining UAI, he served as an executive in the Strategic Markets Unit of White Mountains’ subsidiary, OneBeacon Insurance Company. Mr. Scott began his career in 1986 at Sigel Insurance Group, where he was ultimately appointed Vice President, Sales. In 1998, he joined CGU Insurance Company as Vice President, Specialty Business Development. CGU Insurance Company was acquired by White Mountains Insurance Group in 2001. Mr. Scott previously served on the Board of American Centennial Insurance Company, a White Mountains company. He received his Bachelor of Arts from Franklin & Marshall College and his Master of Science in Insurance Management from Boston University.

About United America Indemnity, Ltd.

United America Indemnity, Ltd. (Nasdaq: INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and nonadmitted basis. The Company’s four principal divisions include:

•	Penn-America Group®, which distributes its property and casualty products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National Group®, which distributes its program and professional lines products through program administrators with specific binding authority.

•	Diamond State Group®, which distributes its property, casualty and professional lines products through wholesale brokers.

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.

Forward-Looking Information

This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity, Ltd. are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause the Company’s results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in the materials filed and to be filed with the SEC. United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

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